                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

                                                     CONTACT: STEVEN J. CRAIG
                                                              SR. VICE PRESIDENT
                                                              (214) 210-2675




        REMINGTON APPARENT HIGH BIDDER ON 25 GULF OF MEXICO SHELF BLOCKS

DALLAS, Texas, March 20, 2002 -- Remington Oil and Gas Corporation (NASDAQ NMS:
ROIL and PCX symbol REM.P) announced today results of the company's activity at today's Central Gulf of Mexico lease sale and an update on recent well tests.

LEASE SALE ACTIVITY

Remington submitted bids on a total of thirty-nine (39) federal offshore Gulf of Mexico blocks and was the apparent high bidder on 25 blocks. The company's net financial exposure, if all blocks are awarded, totals $3.7 million. Of the 25 high bid blocks, Remington will operate 19 and will participate as a non-operator on 6 blocks. All 25 blocks are located in water depths less than 500'. If all these blocks are awarded, Remington will have an interest in 96 total blocks in the Gulf of Mexico Shelf.

EXPLORATORY DRILLING ACTIVITY

Remington's current and near term offshore Gulf of Mexico drilling program includes the following wells:

                                                            WORKING
      PROSPECT                          CATEGORY           INTEREST              STATUS           OPERATOR
      --------                          --------           --------              ------           --------
      Main Pass 232                    Exploratory           50%                  Drilling         Magnum Hunter
      Ship Shoal 164                   Exploratory           50%                  Drilling         Remington
      West Cameron 347                 Exploratory           50%                  2nd Quarter      Remington
      West Cameron 253                 Exploratory           50%                  2nd Quarter      Remington

The company also intends to participate in two onshore wells in the near term located in South Texas and the Mississippi Salt Basin. Remington will own between a 20 and 25% working interest in these wells.


DEVELOPMENT PROJECTS UPDATE

       WEST CAMERON 417 - The West Cameron Block 417 #1 discovery well has been flow tested at a combined rate of 21 million cubic feet of gas per day. This well was drilled to 9,079' and logged over 100 feet of net gas pay in three sands. All three sands have been completed and individually flow tested. First production is scheduled for the late second quarter 2002 once a gas pipeline and production facility is installed. Remington is operator of this discovery with a 50% working interest. Magnum Hunter Resources, Inc. (AMEX: MHR) and Wiser Oil Company (NYSE: WZR) each owning 25% respectively.


                                     -more-

       WEST CAMERON 170 - The West Cameron 170 # 7 exploratory well, located in 50 feet of water, has been completed and flow tested at 1,100 barrels of oil per day and 10.1 million cubic feet of gas. A caisson structure has been installed over the well and deck and pipeline fabrication has begun. Production from the #7 well is expected in the 2nd Quarter 2002. Remington owns a 42% working interest in this well. NEXEN Petroleum U.S.A. Inc. (Toronto: NXY.TO) operates West Cameron 170 and NEXEN Petroleum Offshore U.S.A. Inc. owns a 56% working interest in the #7 well.

       EAST CAMERON 184 FIELD - Remington has concluded completion operations on the East Cameron 185 #1 discovery well and the 179 #1 field confirmation well. Both wells, drilled from a common surface location on East Cameron block 184, are located in 95 feet of water. The 185# 1 well was flow tested at 12.1 million cubic feet of gas per day and the 179 #1 well was tested at a rate of 9.4 million cubic feet of gas and 295 barrels of oil per day. Platform installation is expected in late March 2002. Remington is operator of East Cameron Blocks 179, 184 and 185 with a 57.5% working interest in each. Magnum Hunter Resources, Inc. and Wiser Oil Company own 30% and 12.5% respectively.

       SOUTH MARSH ISLAND 93 - The previously announced South Marsh Island 93 #1 new field discovery was flow tested at 1,630 barrels of oil and 2.7 million cubic feet of gas per day. Facility and pipeline design is underway for the #1 well with first production expected to commence in the 2nd quarter of 2002. Remington owns a 57.5% working interest in this well with Magnum Hunter Resources, Inc. and Wiser Oil Company own 30% and 12.5% respectively.

       EUGENE ISLAND 302 - Installation of the production platform is complete and a drilling rig is on location completing our initial discovery well announced last year. Additional developmental drilling will follow the current completion operation. First production is expected from this new oil and gas field in April 2002. Remington is operator of Eugene Island Block 302 with a 57.5% working interest. Magnum Hunter Resources, Inc. and Wiser Oil Company own 30% and 12.5% respectively.

       EUGENE ISLAND 397 - Installation of a 12 slot drilling and production platform is complete and a platform drilling rig has been set and erected on the platform. Tie back and completion operations for our two previously drilled discovery wells are underway. Following the completion operations up to six additional development and exploratory wells are to be drilled. Initial production is anticipated in the 2nd quarter 2002 with full production anticipated by the end of the 3rd quarter 2002. Remington owns a 37.5% non-operated working interest in this development. W&T Offshore, Inc. operates and owns a 50% working interest with Magnum Hunter Resources owning the remaining 12.5% working interest.


PRODUCTION ACTIVITY

The company's production volumes for the first quarter 2002 are expected to be within the prior guidance at approximately 7.0 BCFE. Production for the year is anticipated to be approximately 35 BCFE or approximately 20% above 2001 production levels. Production from the new development projects is scheduled to commence over the next three months, barring no unforeseen delays in platform and pipeline installations due to adverse weather conditions or mechanical problems.

James A. Watt, President and Chief Operating officer stated, "These new blocks will allow us to maintain an inventory of 3-D defined prospects with over 1 TCFE of net unrisked reserve exposure even after completing our 2002 planned exploratory drilling program."

                                     -more-

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, results of exploration, exploitation, development and acquisition expenditures, and reserve levels are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production, administrative and interest costs that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Further information is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference.

                                      # # #